Exhibit 99.1

ABOUT

BEIJING YIBAO TECHNOLOGY CO., LTD.

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EQUITY TRANSFER AGREEMENT

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Dated Jan.29, 2021

CONTENTS

ARTICLE 1 DEFINITIONS	3
1.1 DEFINITIONS	3
1.2 INTERPRETATION AND RULES OF INTERPRETATION	7
ARTICLE 2 PLAN OF THE EQUITY TRANSFER	8
2.1 EQUITY TRANSFER	8
2.2 MISCELLANEOUS	8
ARTICLE 3 EQUITY TRANSFER PRICE AND FINANCIAL TREATMENT	8
3.1 EQUITY TRANSFER PRICE	8
3.2 PAYMENT OF FIRST EQUITY TRANSFER PRICE	9
3.3 PAYMENT OF THE SECOND EQUITY TRANSFER PRICE	10
3.4 TRANSFEROR COLLECTION ACCOUNT	10
3.5 EQUITY STRUCTURE OF TARGET COMPANY	11
3.6 ASSUMPTION OF EQUITY TRANSFER TAXES AND FEES	11
3.7 AGREEME NT AND WAIVER	12
ARTICLE 4 REPRESENTATIONS AND WARRANTIES	13
4.1 REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR AND ITS ACTUAL CONTROLLER	13
4.2 REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE	24
ARTICLE 5 CONDITIONS FOR PAYMENT OF FIRST EQUITY TRANSFER PRICE	25
5.1 CONDITIONS FOR PAYMENT OF FIRST EQUITY TRANSFER PRICE	25
5.2 SATISFACTION TIME PRECEDENT FOR PAYMENT OF FIRST EQUITY TRANSFER PRICE	27
5.3 WAIVER OF PAYMENT CONDITIONS FOR FIRST EQUITY TRANSFER PRICE	27
5.4 TERMINATION OF PAYMENT OBLIGATION FOR FIRST EQUITY TRANSFER PRICE	27
ARTICLE 6 CONDITIONS FOR PAYMENT OF SECOND EQUITY TRANSFER PRICE	28
6.1 CONDITIONS FOR PAYMENT OF SECOND EQUITY TRANSFER PRICE	28
6.2 WAIVER OF PAYMENT CONDITIONS FOR THE SECOND EQUITY TRANSFER PRICE	29
ARTICLE 7 PROCEDURAL HANDLING	30
7.1 AIC AMENDMENT REGISTRATION AND FILING	30
7.2 TRANSFER OF BUSINESS	31
7.3 BEIJING MINIBUS INDEX	31
7.4 TRANSFER OF MATERIALS, ARTICLES AND SYSTEMS	31
7.5 PERSONNEL	31
7.6 COMMENCEMENT OF RIGHTS	32
7.7 OBLIGATION TO COOPERATE	32

ARTICLE 8 INTERIM PERIOD	32
8.1 NORMAL OPERATION	32
8.2 PROHIBITED ACTS	33
8.3 EXCLUSIVITY	34
ARTICLE 9 ADDITIONAL AGREEMENTS	34
9.1 OBLIGATIONS NOT TO COMPETE	34
9.2 BUSINESS COOPERATION	35
9.3 WAIVER	35
ARTICLE 10 DEFAULT AND INDEMNIFICATION	36
10.1 LIABILITIES FOR BREACH	36
10.2 CERTAIN INDEMNITIES	36
ARTICLE 11 RELEASE AND TERMINATION	38
11.1 RELEASE AND TERMINATION	38
11.2 CONSEQUENCE OF RELEASE	38
ARTICLE 12 GOVERNING LAW AND DISPUTE RESOLUTION	38
12.1 GOVERNING LAW	38
12.2 DISPUTE RESOLUTION	38
ARTICLE 13 MISCELLANEOUS PROVISIONS	39
13.1 EFFECTIVENESS	39
13.2 AMENDMENT	39
13.3 WAIVER	39
13.4 ASSIGNMENT	39
13.5 SEVERABILITY	39
13.6 EXPENSES	40
13.7 CONFIDENTIALITY	40
13.8 NOTICES AND DELIVERY	41
13.9 NO AGENCY	41
13.10 ENTIRE AGREEMENT	41
13.11 PRIORITY	41
13.12 HEADINGS	41
13.13 EXHIBITS AND APPENDIXES	41
13.14 ORIGINALS AND COPIES	41
SCHEDULE 1 LIST OF CONTRACTS BEING PERFORMED
SCHEDULE 2 LIST OF EMPLOYEES
SCHEDULE 3 BEIJING MINIBUS INDICATOR LIST
SCHEDULE 4 LIST OF MATERIALS, ARTICLES AND SYSTEMS TO BE HANDED OVER
SCHEDULE 5 NOTICES AND SERVICE ADDRESSES
SCHEDULE 1 DISCLOSURE LETTER
SCHEDULE 2 ARTICLES OF ASSOCIATION
SCHEDULE 3 CONFIRMATION OF FULFILLMENT OF PAYMENT CONDITIONS PRECEDENT TO THE FIRST EQUITY TRANSFER PRICE
SCHEDULE 4 CONFIRMATION OF FULFILLMENT OF PAYMENT CONDITIONS PRECEDENT TO THE SECOND EQUITY TRANSFER PRICE
SCHEDULE 5 CONFIRMATION OF COLLECTION OF THE FIRST EQUITY TRANSFER PRICE
SCHEDULE 6 CONFIRMATION OF PAYMENT OF THE SECOND EQUITY TRANSFER PRICE

EQUITY TRANSFER AGREEMENT

This EQUITY TRANSFER AGREEMENT (this “Agreement”) is made on _ _ _ _ _ _, 2021 by and among the following parties:

Transferors:

ZHU Weidong

ID Card No.:

Address:

IB MANAGEMENT OF BEIJING IB MANAGEMENT CONSULTING CO., LTD. (“IB MANAGEMENT”)

Unified Social Credit Code: 911101053482740101

Address: Room 418, 4/F, Business No.51 Waiguan East Street, Chaoyang District, Beijing

Legal Representative: ZHU Weidong

Transferee:

Beijing Fucheng Lianbao Technology Co., Ltd. (“Fucheng Lianbao”)

Unified Social Credit Code: 91110105 MA01YG7G2U

Address: B3, 10/F, Building No 8, A2 Dongsanhuan North Road, Chaoyang District, Beijing

Legal Representative: Yulan Wu

Target Company:

Beijing Yib Technology Co., Ltd. (“Yib Technology” or the “Target Company”)

Unified Social Credit Code: 91110105 MA01E1N709

Address: Room 419, Business Level, No. 51 Waiguan East Street, Chaoyang District, Beijing

Legal Representative: ZHU Weidong

Wholly-owned Subsidiary of Target Company:

Beijing Fucheng Insurance Brokerage Co., Ltd. (“Fucheng Insurance”)

Unified Social Credit Code: 91110101762956105 Q

Address: Room 801-802, Unit 1, Floor 8, Building 50, No. 2 Jingyuan North Street, Beijing Economic and Technological Development Zone, Beijing

Legal Representative: ZHU Jinsheng

Actual Controller of the Company:

ZHU Weidong

ID Card No.:

Address:

In this Agreement:

(a)	“Transferor” means ZHU Weidong and Yibao Management;

(b)	“Target Company” means Yibao Technology;

(c)	“Group Companies” means the Target Company and Fucheng Insurance (including Nanning Branch);

(d)	“Actual Controller” means ZHU Weidong;

(e)	“Company Party” means the Transferor, the Actual Controller and the Group Company;

(f)	“Transferee “means Fucheng Lianbao;

The above parties shall be referred to collectively herein as the “Parties”, each a “Party”, as the context requires.

Whereas:

A.	The Target Company is a limited liability company incorporated and validly existing under the laws of the PRC. As of the Execution Date of this Agreement, the registered capital of the Target Company shall be Renminbi fifty-one million (RMB 51,000,000).

B.	Beijing Fucheng Insurance Brokerage Co., Ltd. (“Fucheng Insurance”), a wholly-owned subsidiary of the Target Company, holds the Insurance Brokerage Business Permit issued by Beijing Bureau of the China Banking and Insurance Regulatory Commission (CBIRC), with a validity period from August 3, 2020 to July 26, 2023.

C.	The Transferee has conducted a due diligence investigation on the business, legal and financial status of the Target Company, and after being aware of and evaluating the results of the due diligence investigation and upon approval by the internal decision-making body or investment committee of the Transferee, it proposes to acquire the Target Company, and intends to engage in internet insurance brokerage business through its wholly-owned subsidiary, Fucheng Insurance.

D.	The Seller holds 100% equity of the Target Company (representing the registered capital of RMB 51,000,000) in total.

(i)	Zhu Weidong holds 23.34% equity of the Target Company (representing the registered capital of RMB 11,904,762);

(ii)	Yibao Management holds 76.66% of the equity interest in the Target Company (representing RMB 39,095,238 of the registered capital);

E.	The Seller wishes to transfer and sell all of its equity interest in the Target Company (and the affiliated interests) to the Purchaser.

F.	The Purchaser wishes to purchase all of the equity interest it held in the Target Company (and its affiliated interests).

NOW, THEREFORE, adhering to the principles of equality and mutual benefit, after friendly consultations, the Parties have entered into an agreement as follows in accordance with relevant laws and regulations of the PRC:

1 Definitions

1.1	Definitions

Unless otherwise provided by this Agreement or the context hereof otherwise requires, the following expressions herein shall have the meanings set forth below:

“Disposal”	With respect to any assets, intellectual property, business, equity interest, shares, property units, rights or interests, the sale, lease, transfer, gift, escrow, grant, license, mortgage, pledge, lien, assignment, entrusted operation and/or effect the transfer, transfer or disposal of such assets, intellectual property, business, equity interest, shares, property units, rights or interests in any other ways (including, without limitation, agreement arrangement, etc.) and/or the creation of any encumbrance upon such assets, intellectual property, business, equity interest, shares, property units, rights or interests.
“Laws” or “Laws and regulations”	Any (a) constitution, laws, administrative regulations, local regulations, autonomous regulations, special rules, departmental rules of the State Council and local government rules, judicial interpretations and guiding judgments of judicial authorities, administrative provisions and self-regulatory provisions of exchanges and industry associations, and other binding regulatory documents, in effect on or after the date hereof and as amended, amended, modified, supplemented, replaced or repromulgated from time to time; (b) governmental permits, directives, requirements and/or other decrees or decisions of any Governmental Authorities; and (c) relevant interpretation and implementation provisions relating to the foregoing, in each case in effect on or after the date hereof and as amended, amended, modified, supplemented, replaced or repromulgated from time to time.

“Legal procedures”	Any administrative procedures, judicial procedures and other statutory procedures, including but not limited to administrative licensing, administrative investigation, administrative inspection, administrative ruling, administrative decision, administrative confirmation, administrative penalty, administrative coercion, administrative payment, administrative expropriation, administrative expropriation, and any litigation, arbitration, mediation, litigation injunction, preservation measures and enforcement procedures, etc.
“Senior Management Personnel”	In relation to a company, enterprise, corporation and/or unincorporated association, the general manager, deputy general manager, secretary of the board of directors, chief financial officer, president, VP, chief supervisor, deputy chief executive officer, CFO, COO, CTO, chief technology officer, chief engineer and other management personnel of equivalent positions.
“Competing Businesses”	The businesses that are the same as, similar or related to the business of the group company, and/or the businesses that compete with the business of the group company or have potential risks of competition in the same industry.
“Market Regulatory Authorities”	Means the administrative authorities in charge of unified registration of market entities, including the State Administration for Market Regulation and local market regulatory authorities at various levels.
“Business Day”	Means any calendar day other than statutory holidays (including statutory holidays as adjusted by the State Council) of the PRC, on which banks in the PRC conduct normal business.
“Related Parties”	Includes Related Entities and Related Natural Persons. Any Entity shall be deemed to be an Affiliate of a Person: (i) any entity that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; or (ii) fifty percent (50%) or more of the registered capital, voting power, equity interest or decision-making power of any Entity are directly or indirectly owned by such Person and vice versa; or (iii) such Person directs, influences or formulates the direction of the decisions, development, management and policies of such Entity, whether by contract, directorship or otherwise (and vice versa); or (iv) any entity in which an Affiliate of such Person serves as a director, partner, shareholder or executive; “Related Natural Persons” mean the immediate relatives and close family members of an individual, including spouse, parents as well as parents-in-law, son-in-law, daughter-in-law and adult children, siblings and their spouses, siblings of spouse and parents of son-in-law or daughter-in-law.

“Related Party Transaction”	Any transaction between (a) the Affiliates of the Group Companies; (b) the shareholders of the Group Companies; (c) the directors, supervisors, senior officers and key employees of the Group Companies; (d) the directors, supervisors, senior officers or management personnel of the Group Companies that directly or indirectly Controls the Group Companies; or (e) the respective Affiliates of the foregoing Persons.
“Related Business”	The businesses connected with the business of the Group Companies (including the upstream and downstream business engaged in by the Group Companies).
“Control”	With respect to a company, enterprise, corporation or unincorporated association, the ownership, directly or indirectly, of more than 50% of equity interest, interest or voting right in such Person, or the power to appoint or direct the management of such Person, to appoint or elect a majority of directors of such Person, or the ability to directly or indirectly influence the operations and policies of such Person through the ownership of voting securities, agreement, trust or otherwise.
“Encumbrance”	With respect to any Assets, intellectual property, business, equity, share, right or interest, such Assets, intellectual property, business, equity, share, share, right or interest: (a) subject to the ownership, co-ownership, usufructuary right and possession right of any third party; (b) subject to any lease, deferred payment, retention of title, credit sale and/or other arrangements which may affect the full ownership; (c) subject to the right of mortgage, lien, pledge and/or other security interest of any third party; (d) subject to repurchase right, pre-emptive right, right of first refusal, right of first sale, right of co-sale and/or other similar rights of any third party; (e) subject to any nominee holding, income right trust, voting trust, assignment, security and/or any other third party rights; (f) subject to any occurrence or threatened occurrence of seizure, freezing and/or other compulsory measures by a court, arbitral body or other governmental authorities; (g) subject to any occurrence or threatened occurrence of punishment by or handling by a governmental authority or other competent authorities; and/or (h) subject to any occurrence or threatened dispute, controversy, litigation, arbitration, claim, administrative proceeding and/or other legal proceedings.

“Taxes”	All governmental fees and taxes (including, without limitation, all turnover tax, income tax, resource tax, property tax, action tax, and other taxes, together with related fines, default interest, fines and overdue fines).
“Losses”	All direct losses, damages, deficiencies, diminution in value, debts, liabilities, interest, penalties, fines, penalties, fines, late penalties, liquidated damages, break-up fees, expenses, all costs and expenses in connection with judgments, awards, decisions, orders or settlements of any nature or kind (including, without limitation, reasonable attorneys’ fees and expenses of any kind or nature whatsoever, litigation costs, arbitration costs, settlement costs and investigation costs).
“Existing Shareholders”	ZHU Weidong and Yibao Management.
“Business Permits”	Any Governmental Permit required for the Group Companies to engage in, or any matters or activities involved in, the business operation of the Group Companies.
“Governmental Authority”	(a) any government and its subordinate authorities and any department, agency, instrumentality and commission of such Persons; (b) any public institution or other authorities having administrative function; and (c) any legislative authorities, judicial and arbitral authorities, and any stock exchange.
“Governmental Permit”	Qualification, qualification, franchise, license, license, permit, approval, ratification, exemption, consent and authorization granted by the Governmental Authorities and/or other competent authorities and registrations, filings and reports with the Governmental Authorities and/or other competent authorities.
“Intellectual Property”	The rights enjoyed by a proprietor in relation to the following subject matter: works; inventions, utility models, designs; trademarks; trade names; domain names; geographical indications; trade secrets; layout-designs of integrated circuits; new varieties of plants; databases; algorithms; software (including all source code, group code, firmware, development tools, files, records and data, and including all storage media of any of the foregoing), processes, systems; formulae, designs, proprietary information, know-how, know-how and processes; other types and subject matter of intellectual property rights as prescribed by law; and all application documents and other documentation concerning the foregoing with respect to applications for registration or protection of any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change”

Any of the following events:

(a)       Events, facts, conditions, changes or other circumstances that have adverse effect on the legality, validity, binding effect or enforceability of this Agreement;

(b)       Events, facts, conditions, changes or other circumstances that have adverse effect on the ability of the Company Party to perform its obligations and responsibilities under this Agreement;

(c)       Events, facts, conditions, changes or other circumstances that have adverse effect on the proper existence or lawful operation of the Company;

(d)       Events, facts, conditions, changes or other circumstances that have material adverse effect on the equity structure, assets, intellectual property, business, operations, market, management, research and development, finance, liabilities, human resources, technology and profit prospects of the Group Companies, including without limitation: (i) events or circumstances that have material adverse effect on the qualification, permit or ability of the Group Companies to operate its Main Business (including revocation or cancellation of any approvals, permits or licenses that are necessary for the Group Companies to engage in its Main Business); (ii) events or circumstances that result in the Group Companies being subject to material administrative penalty or criminal penalty; (iii) the Group Companies being unable to or unable to perform most of their business contracts; and/or

(e)       Events or circumstances resulting in losses suffered by the Group Companies in the amount of more than RMB [100,000] individually or in the aggregate.

“PRC”	The People’s Republic of China, which, for the purpose of this Agreement only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“Entity”	Any natural person and non- natural person, including, without limitation, any individual, company, enterprise, legal person and unincorporated organization.
“Principal Business”	The insurance brokerage business.
“Assets”	Includes but is not limited to current and non- current assets, tangible and intangible assets, owned assets and leased assets, real and personal property, and other assets, intellectual property and properties (including goodwill) in whatever form.

1.2	Interpretations and Rules of Interpretation

(a)	A reference to an Article, Schedule, Exhibit, Preamble or Whereas, in this Agreement is a reference to the term of Article, Schedule, Exhibit, Preamble or Whereas, of this Agreement unless otherwise indicated, and the Articles, Exhibits, Preamble and Whereas shall be deemed to be part of this Agreement;

(b)	The table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)	The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)	References to a Person are also to its permitted successors and assigns;

(g)	The use of “or” in this Agreement is not intended to be exclusive unless expressly indicated otherwise; and

(h)	The term “Agreement” includes the term “Contract” or vice versa, and includes any supplemental or supplemental agreement, or all amendments, amending or terminating agreements, or terminating agreements, or terminating agreements, contracts.

2 Plan of Transfer

2.1	Transfer of Equity Interest

2.1.1	Subject to the terms and conditions set forth in this Agreement, the Seller Agrees to transfer 100% equity interest in the Target Company (corresponding to Renminbi Fifty-one Million (RMB 51,000,000)) and all ancillary interest (the “Target Equity”) to the Purchaser (this “Transfer”). the Target Equity that the Seller agrees to sell shall include all present and potential rights in and to the Target Equity.

2.1.2	The Purchaser Agrees to purchase the Target Equity held by the Seller pursuant to the terms and conditions of this Agreement.

2.2	Miscellaneous

2.2.1	The Parties Agree that after the completion of this Transfer, the Purchaser shall not obtain any of the contracts under performance of the Group Companies as set forth in Exhibit I hereto; the Purchaser shall not be responsible for the arrangements of the current employees of the Group Companies (the list of which is set forth in Exhibit II). The existing business and personnel of the Group Company shall be properly transferred in accordance with the relevant provisions of this Agreement or consensus.

2.2.2	In the Transfer, the Purchaser shall obtain two (2) Beijing Car specifications under the name of Fucheng Insurance, details of which are set forth in Exhibit III hereto.

3 Transfer Price and Financial Treatment

3.1	Transfer Price

3.1.1	In accordance with Article 2 hereof (Plan of Equity Transfer), the consideration for the sale and transfer of the Target Equity by the Seller, i.e. the consideration for the Purchaser to purchase the Target Equity shall be Renminbi thirty-six million eight hundred and eighty thousand (RMB36,880,000). WHEREAS, (a) prior to execution date hereof, the Purchaser has paid to the Seller the Earnest Money for the Equity Transfer amounting to Renminbi One Million (RMB 1,000,000) (the “Earnest Money”); (b) the Sellers continue to use vehicles with license plates of Beijing NAW619 and Beijing NA0988 as well as the license plates, the Purchaser may withhold the Equity Transfer Price of RMB One Million (RMB 1,000,000) as the deposit for the use of such vehicles (the “Vehicle Deposit”). After deduction of such Earnest Money and Vehicle Deposit, the Parties Agree that the Transfer Consideration payable shall be Renminbi thirty-four million eight hundred and eighty thousand yuan (RMB 34,880,000) (the “Equity Transfer Price”). Such consideration shall be paid in three installments as follows in accordance with this Agreement:

(a)	The first installment shall be Renminbi Four Million (RMB 4,000,000) (the “First Equity Transfer Price”). The First Equity Transfer Price of each of the Sellers is shown as follows:

Transferors	First Equity Transfer Price (RMB/Yuan)
ZHU Weidong	1,167,000.00
IB Management	2,833,000.00
Total	4,000,000.00

(b)	The second installment shall be Renminbi twenty-one million (RMB 21,000,000) (the “Second Equity Transfer Price”). The Second Equity Transfer Price of each of the Sellers is shown as follows:

Transferors	Second Equity Transfer Price (RMB/Yuan)
ZHU Weidong	4,901,400.00
IB Management	16,098,600.00
Total	21,000,000.00

(c)	The third installment shall be Renminbi nine million eight hundred and eighty thousand (RMB 9,880,000) (the “First Equity Transfer Price”). The Third Equity Transfer Price of each of the Sellers is shown as follows:

Transferors	First Equity Transfer Price (RMB/Yuan)
ZHU Weidong	2,305,992.00
IB Management	7,574,008.00
Total	9,880,000.00

3.1.2	The Parties hereby Agree and acknowledge that the Equity Transfer Price under Article 3.1.1 hereof includes (a) income taxes payable by Transferors arising out of the Equity Transfer (if any); (b) all undistributed profits, capital reserves, surplus reserves and various funds (if any) of the Target Company corresponding to the Target Equity Interest before the Execution Date of this Agreement.

3.2	Payment of the First Equity Transfer Price

3.2.1	The Transferee shall pay the First Equity Transfer Price to the bank account designated by the Transferors under Article 3.5 hereof within [2] Business Days from the date on which all the payment conditions of the First Equity Transfer Price under Article 5.1 hereof have been fulfilled or waived by the Transferees in writing.

3.2.2	The Sellers shall deliver to the Transferee: (a) document evidencing the receipt of the First Equity Transfer Price issued by the opening bank designated by the Sellers evidencing the receipt of the First Equity Transfer Price; and (b) the original Confirmation for Receipt of the First Equity Transfer Price in form and substance as set forth in Appendix V hereof.

3.2.3	For the purpose of this Agreement, “First Closing Date” means the ZHU Weidong First Closing Date and the IB Management First Closing Date, where (a) “ZHU Weidong First Closing Date” means the date on which the Buyer pays the First Equity Transfer Price to the bank account designated by ZHU Weidong hereunder; (b) “IB Management First Closing Date” means the date on which the Buyer pays the First Equity Transfer Price to the bank account designated by IB Management hereunder.

3.3	Payment of the Second Equity Transfer Price

3.3.1	The Transferee shall pay the Second Equity Transfer Price to the bank account designated by the transferors under Article 3.5 hereof within [2] Business Days from the date on which all the payment conditions of the Second Equity Transfer Price under Article 6.1 hereof have been fulfilled or waived by the Transferees in writing.

3.3.2	The Sellers shall deliver to the Transferees: (a) document evidencing the receipt of the Second Equity Transfer Price issued by the opening bank designated by the Sellers evidencing the receipt of the Second Equity Transfer Price; and (b) the original Confirmation for the Receipt of the Second Equity Transfer Price in form and substance.

3.3.3	For the purpose of this Agreement, “Second Closing Date” means the ZHU Weidong Second Closing Date and the YIB Management Second Closing Date, where (a) “ZHU Weidong Second Closing Date” means the date on which the Transferee pay the ZHU Weidong Second Equity Transfer Price to the bank account designated by ZHU Weidong hereunder; (b) YIB Management Second Closing Date” means the date on which the Transferees the YIB Management Second Equity Transfer Price to the bank account designated by YIB Management hereunder.

3.4	Payment of the Third Equity Transfer Price

3.4.1	The Transferee shall pay the Third Equity Transfer Price to the bank account designated by the transferors under Article 3.5 hereof within 7 days after the completion of the AIC change registration and filing of the Target Company.

3.4.2	The Sellers shall deliver to the Transferees: (a) document evidencing the receipt of the Third Equity Transfer Price issued by the opening bank designated by the Sellers evidencing the receipt of the Third Equity Transfer Price; and (b) the original Confirmation for the Receipt of the Second Equity Transfer Price in form and substance.

3.4.3	For the purpose of this Agreement, “Third Closing Date” means the ZHU Weidong Third Closing Date and the YIB Management Third Closing Date, where (a) “ZHU Weidong Third Closing Date” means the date on which the Transferee pay the ZHU Weidong Third Equity Transfer Price to the bank account designated by ZHU Weidong hereunder; (b) YIB Management Third Closing Date” means the date on which the Transferees the YIB Management Third Equity Transfer Price to the bank account designated by YIB Management hereunder.

3.4.4	If the transferee fails to pay the Third Equity Transfer Price in full according to the payment time limit specified in article 3.4.1 of this Agreement, the transferee shall pay the transferor a penalty equivalent to 0.5 ‰ of the total Equity Transfer Price for each day of delay while continuing to perform other relevant obligations of this agreement.

3.4.5	For the purpose of this Agreement, “Closing Date” means the First Closing Date, the Second Closing Date and the Third Closing Date.

3.5	Collection Account of the Transferors

3.5.1	For the purpose of this Agreement, ZHU Weidong designates the following bank account as his Collection Account:

Account Name:

Bank Account:

Full Name of Opening Bank:

Address of Opening Bank:

3.5.2	For the purpose of this Agreement, YIB Management designates the following bank account as his Collection Account:

Account Name:

Bank Account:

Full Name of Opening Bank:

Address of Opening Bank:

3.6	Equity Structure of the Target Company

3.6.1	As of the Execution Date of this Agreement, the shareholders, subscription amount and shareholding percentage of the Target Company are as follows:

No.	Name of Shareholder	Subscribed Registered Capital (RMB/Yuan)	Shareholding Percentage
1	ZHU Weidong	11,904,762	23.34%
2	Beijing Yibao Management Consulting Co., Ltd.	39,095,238	76.66%
Total		51,000,000	100%

3.6.2	As of the date on which the Target Company completes the registration of change with the administration for industry and commerce and obtains the new business license reflecting this Equity Transfer, the shareholders, subscription amount and shareholding percentage of the Target Company are as follows:

No.	Name of Shareholder	Subscribed Registered Capital (RMB/Yuan)	Shareholding Percentage
1	Beijing Fucheng Lianbao Technology Co., Ltd.	51,000,000	100%
Total		51,000,000	100%

3.7	Assumption of Taxes on Equity Transfer

3.7.1	The Parties Agree emnt that the taxes arising out of the Equity Transfer hereunder, including but not limited to taxes and other expenses payable by Transferor and/or Transferee in connection with the Equity Transfer, shall be borne by the paying parties.

3.7.2	The Parties Agree emnt that the costs arising out of the change registration and filing with market regulatory authorities and the examination and approval, verification, registration, filing, reporting and other procedures with other governmental authorities in connection with the Equity Transfer shall be borne by the Company.

3.8	Agreement and Waiver

3.8.1	All the existing shareholders of the Target Company hereby Agree and approve this Equity Transfer, and waive their respective rights of first refusal, co-sale rights and/or other similar rights with respect to the Transferred Equity under this Equity Transfer.

3.8.2	The Actual Controller hereby Agree and approve this Equity Transfer, and waive their respective rights of first refusal, co-sale rights and/or other similar rights with respect to the Transferred Equity under this Equity Transfer.

4 Representations and Warranties

4.1	Representations and Warranties of Transferor and the Actual Controller

The Transferor and the Actual Controller jointly and severally represent and warrant to the Transferee that, except as disclosed in the Appendix I Disclosure Letter (the “Disclosure Letter”) hereto, the representations and warranties set forth in this Article 4.1 are true, accurate, complete and not misleading as of the Execution Date of this Agreement and the First Closing Date. The execution of this Agreement by the Transferee depends on the truth, accuracy and completeness of such representations and warranties. The Transferor and the Actual Controller jointly and severally represent and warrant to the Transferee as follows:

4.1.1	Capacity as a legal person: (a) ZHU Weidong, the actual controller of the PRC, is an individual resident of the PRC, has full capacity for civil rights and civil conduct to enter into this Agreement and perform the transactions contemplated hereby; (b) YB Management is an enterprise duly incorporated and validly existing under the laws of the PRC, has full capacity for civil rights and civil conduct to enter into this Agreement and perform the transactions contemplated hereby, there is no circumstance or legal proceedings that may result in termination, winding-up, dissolution, liquidation, merger, division or disqualification of legal person or civil person status of its organizational or constitutional documents, and there is no circumstance in violation of its organizational or constitutional documents, and it has obtained all necessary powers and authorities in the jurisdiction of its incorporation to own and operate its properties and assets and carry out the Business currently conducted; (c) the Group Companies are an enterprise duly incorporated and validly existing under the laws of the PRC, have full capacity for civil rights and civil conduct to enter into this Agreement and perform the transactions contemplated hereby, there is no circumstance or legal proceedings that may result in termination, winding-up, dissolution, liquidation, merger, division or disqualification of legal person or civil person status of its organizational or constitutional documents, and there is no circumstance in violation of its organizational or constitutional documents, and it has obtained all necessary powers and authorities in the jurisdiction of its incorporation to own and operate its properties and assets and carry out the Business currently conducted.

4.1.2	Full Authorization: The Transferor and the Actual Controller have full legal right, power and authorization to execute and deliver this Agreement, to fully perform all their obligations under this Agreement and to consummate the transactions contemplated hereunder. Upon valid execution by the Parties, this Agreement shall constitute a valid and binding agreement of the Transferor and the Actual Controller, enforceable against them in accordance with its terms.

4.1.3	No Violation: The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Transferor and the Actual Controller do not constitute or result in: (a) any breach of their constitutional or constitutional documents; (b) any oral or written agreement; or (c) any breach of any other obligations binding upon them.

4.1.4	Agreement and Approvals: The Transferor and the Actual Controller have obtained all Agreeme NT or approvals from internal decision making authorities, governmental authorities or third parties required to be obtained for the execution, delivery or performance of this Agreement or for the transactions contemplated hereby.

4.1.5	Capital condition: (a) the registered capital of the Company has been fully paid, the shareholders’ capital contributions are true, the sources of shareholders’ capital contributions are lawful and there is no obligation to make any additional capital contributions; (b) the equity interest in the Company is free and clear of any Encumbrance, nor is there any effective control agreement or similar arrangements with respect to the Group Companies, their assets, business and/or interests therein; (c) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments (including nominee holding arrangements) of any nature that relate to the equity interest in the Group Companies or obligate the Existing Shareholders to sell the equity interest in the Group Companies or any other interest in the Group Companies; (d) no obligation of the Group Companies to repurchase, redeem or otherwise acquire any equity interest, and no contractual obligation of the Group Companies to provide financing or investment (whether by loan, by capital contribution or by other means) to any other Person.

4.1.6	Ownership of Equity Interest: (a) Transferor is the sole and lawful owner of the Target Equity and has the power, right and ability to transfer the Target Equity to Purchaser in accordance with this Agreement; (b) the Target Equity held by Transferor has been fully paid up, and there is no liability for breach of contract as a result of failure to make capital contribution in accordance with the articles of association; (c) the Target Equity held by Transferor is free and clear of any Encumbrance; (d) after the completion of the transactions contemplated hereby, Purchaser will own the Target Equity free and clear of all Encumbrances, and the Target Equity purchased by Purchaser under the Transaction will be fully paid up and non-assessable.

4.1.7	No Foreign Investment: the Group Equity Interest transferred by Transferor does not involve any foreign investment. No foreign investment is required to complete foreign investment examination and security review procedures as required by the PRC Laws to cause the completion of the Equity Transfer.

4.1.8	No State-owned Assets: The Group Equity to be transferred by Transferor does not involve any State-owned assets. No examination, approval, appraisal, entry or other procedures are required to be performed in order to cause the completion of the Equity Transfer in accordance with the laws of the PRC.

4.1.9	Historical Changes: The establishment and all historical changes (including, without limitation, capital increase, capital decrease, equity transfer or other changes in equity interests) of the Group Companies comply with applicable laws and regulations and have obtained all governmental permits, completed all examination, approval, registration, filing, report and other procedures with governmental authorities and adopted and taken all necessary internal actions of the Company and its superior enterprises and units. The Persons involved in the above changes in equity interests have duly completed tax declaration and tax payment procedures and fully paid all relevant taxes (if any) in accordance with applicable laws.

4.1.10	Outward Investment: other than the Group Companies, (a) the Group Companies do not have any wholly-owned subsidiaries/enterprises, controlled subsidiaries/enterprises, participating companies/enterprises, branches/offices and other branches and do not own (whether as nominal or actual owner) any direct or indirect equity or other interest or any right (including contingent or otherwise) to acquire the same in any company, enterprise, corporation or unincorporated organization, including any substantial economic interest acquired through agreement; (b) the Group Companies are not a partner in any partnership, or assume unlimited liability in any Outward Investment, or engage in any competing business through any partnership.

4.1.11	External guarantee: The Group Companies have not provided any other Person (including, without limitation, the actual controllers and/or shareholders of the Group Companies), nor have they created mortgage, pledge, lien or any other encumbrance on their assets, and there is no resolution or decision made in relation thereto effective or enforceable after the Closing Date.

4.1.12	Financial Statements; Books and Records:

(a)	The financial statements of the Group Companies submitted by the Company to the Transferee (i) were prepared in accordance with the books and other financial records of the Group Companies, (ii) truly, accurately, completely and fairly reflect the financial conditions and operation results of the Group Companies as of the Execution Date of this Agreement or for the relevant period, (iii) prepared in accordance with the Accounting Principles consistent with such Group Company’s past practice, and (iv) truly, accurately, completely and fairly incorporate all adjustments necessary for reflecting the financial conditions and operation results of the Group Companies as of the Execution Date of this Agreement or for the relevant period, and there will be no Material Adverse Change in the operation, efficiency, financial and property condition of the Group Companies as of the Closing Date;

(b)	The books and other financial records of the Group Companies (i) reflect all items of income and expenditure and all assets and Liabilities required to be reflected therein in accordance with the Accounting Principles applied on a basis consistent with the past practice of such Group Company, (ii) are true, accurate, complete and fair in all material respects, and do not contain or reflect any material inaccuracy or discrepancy, and (iii) have been prepared in accordance with good business and accounting practices;

(c)	The financial statements of the Group Companies submitted by the Company to the Transferee have truly, accurately, completely and fairly disclosed all liabilities, including contingent liabilities, of the Group Companies as of the Execution Date of this Agreement, without any unrecorded funds, assets or liabilities, or any off-balance sheet costs or expenses, and the accumulated and/or use of all corporate funds are fully and properly reflected in the financial statements;

(d)	The Financial Statements have contained full and accurate descriptions of all loans, debts, liabilities, guarantees and other contingent liabilities of the Group Companies which have been incurred and are reasonably foreseen to be incurred as of the Execution Date hereof;

(e)	During the due diligence and financial audit conducted by it or the intermediary engaged by it on the Group Companies or their Affiliates, all the materials provided by the Group Companies are true, legal, valid and without any intentional concealment, misrepresentation or material omission.

4.1.13	List of Receivables: Article 4.1.13 of the Disclosure Letter sets forth details of all Receivables (including Other Receivables) of the Group Companies as of the First Closing Date, which Receivables and the corresponding notes are not subject to any valid defense, counterclaim or set-off, free and clear of any Encumbrance, and no request or agreement for deduction or discount has been made or entered into by any Person with respect to any Receivables of the Group Companies.

4.1.14	List of Debts: Article 4.1.14 of the Disclosure Letter sets forth details of all Liabilities (including contingent liabilities or otherwise payable) of the Group Companies as of the First Closing Date. Except for the Liabilities listed in Article 4.1.14 of the Disclosure Letter, (a) the Group Companies do not have any debts of any nature, whether accrued, absolute, contingent, and whether due or to become due; (b) the Group Companies do not have any current administrative penalties, fines, arrears, evasion of taxes, payable but unpaid social insurance premium, pending litigation, arbitration, infringement and other liabilities (including contingent liabilities); (c) the Group Companies do not have any contingent liabilities that should be recorded in the Financial Statements in accordance with the PRC GAAP but have not been recorded, nor do they serve as a guarantor, indemnitor or guarantor of any Indebtedness of the Existing Shareholders or any other third party, nor have they provided any security for the debt or benefit of the Existing Shareholders or any other third party; (d) from the Execution Date to the Closing Date, the Group Companies have not incurred any loans, debts, liabilities, security or other contingent liabilities other than those incurred in the ordinary course of business.

4.1.15	Taxes:

(a)	All Tax Returns and reports of the Group Companies and other relevant parties provided by the Group Companies to the Transferee are true, accurate and complete;

(b)	Since its establishment, the Group Companies have complied with all tax-related laws and regulations, and there is no act or circumstance in violation of tax-related laws and regulations, or subject to any penalty or treatment by competent authorities, and there is no pending investigation, inspection or other action against or dispute, dispute, litigation, arbitration, claims and/or other legal proceedings in connection therewith;

(c)	The Group Companies and their shareholders have completed legal and valid Tax registration, made Tax returns and paid all Taxes payable by them in accordance with the requirements of relevant Laws and regulations and the relevant Tax authorities in accordance with law, and there is no underpayment, non-payment or default of Taxes or any other violation of Tax Laws and regulations;

(d)	The tax preferential treatment and financial support currently enjoyed by the Group Companies have been lawfully and validly granted by the competent Governmental Authorities. There is no risk that such tax preferential treatment and financial support may be revoked, recovered or returned in violation of Laws and regulations. As long as statutory requirements are satisfied, such tax preferential treatment and financial support may continue to be enjoyed;

(e)	No Group Company has been a party to, or entered into, any transaction, plan or arrangement for the purpose of avoiding or reducing its tax paying liability;

(f)	With respect to any amount paid or owing to any employee, creditor, shareholder or other Person; The Group Companies have performed the obligation of withholding and paying and fully withheld Taxes in accordance with the PRC Tax Laws and regulations.

4.1.16	Contracts:

(a)	All contracts entered into by the Group Companies have been lawfully formed and are fully binding upon the parties thereto; except as disclosed in Article 4.1.16 of the Disclosure Letter, all contracts entered into by the Group Companies have been terminated. Following consummation of the transactions contemplated by this Agreement, the contracts listed in Article 4.1.16 of the Disclosure Letter will not give rise to any fine or other adverse consequence on a Group Company;

(b)	No Group Company is in breach of any Contract; nor is any other party to any Contract in breach thereof and no Group Company has received any notice of termination, cancellation or breach thereunder;

(c)	Except for the transactions contemplated by this Agreement, no Group Company is a party to or bound by: (i) any Contract on the formation of a joint venture, partnership or other similar Contract involving the sharing of profits, losses, costs, or liabilities with any other Person; (ii) Contracts prohibiting or restricting the Group Companies from engaging in any Business of the Group Companies; (iii) Contracts prohibiting or restricting the Group Companies from competing with any Person; (iv) Contracts prohibiting or restricting the Group Companies from engaging in or expanding its Business in any part of the world; (v) Contracts for the acquisition and disposition of all or part of the assets and/or business of the Group Companies other than in the ordinary and ordinary course of business of the Group Companies; (vi) Contracts involving the granting of preferential treatments to any Person in the purchase of the assets, business and/or services of the Group Companies, unless such preferential treatments are required by law to be granted to Third Parties; (vii) Contracts rendering or purporting to render any holder of equity interest in the Group Companies subject to any requirement, condition restriction or otherwise; and/or (viii) Contracts containing any change of control provisions.

4.1.17	Assets: Except as disclosed in Article 4.1.17 of the Disclosure Letter:

(a)	The Group Companies legally own or have the right to use all assets used or intended to be used in the conduct of the Business or otherwise occupied or used by it;

(b)	The Group Companies have complete and full title to their assets, free and clear of any Encumbrance, and there is no known or constructive risk of destruction or loss; the Group Companies have fully paid all Taxes and other relevant fees in respect of such assets in accordance with PRC Laws and regulations, and there is no default in payment or additional payment of Taxes or other relevant fees;

(c)	All land, houses, buildings and fixed assets currently used by the Group Companies are leased pursuant to legal, valid and binding leasing contracts, obtained all Governmental Permits and completed all examination, approval, verification, registration, filing, report and other formalities (if required) with Governmental Authorities, and the Group Companies are not in breach thereof or are in default thereunder; (ii) the relevant lessor is the owner or duly authorized by the owner of such land, houses, buildings and fixed assets, which is free and clear of any Encumbrance, and there has not been any dispute, dispute, litigation, arbitration, claim and/or other legal proceedings relating to any such lease since the lease thereof by the Group Companies;

(d)	The indicators of the two (2) Beijing cars proposed to be transferred by the Group Companies in this share transfer are true, valid and free and clear of any defect of rights;

(e)	The Group Companies’ ownership to their assets or the right to use and lease the leased assets will not incur any penalty or cause other adverse consequences as a result of this Share Transfer, including, without limitation, any increase of costs arising from or arising from this Share Transfer.

4.1.18	Intellectual Property:

(a)	Article 4.1.18 of the Disclosure Letter sets forth details of all Intellectual Property of the Group Companies as of the First Closing Date, including without limitation: (i) all Intellectual Property owned by the Group Companies that have been registered or are under the process of application, including, without limitation, patent, trademark, software copyright, domain name, etc.; (ii) all intellectual property agreements between the Group Companies and third parties; and (iii) a true and complete list of all Intellectual Property licensed or licensed to the Group Companies;

(b)	The Intellectual Property of the Group Companies has been duly registered, or application for relevant registration/registration has been made or application may be made, in accordance with Law, and none of the Group Companies has engaged in or omitted to engage in any act (including any application, examination, license issuance fee, subsequent registration and maintenance fee, annuity and similar fees), which may cause the abandonment, cancellation, invalidity or unenforceability of any registered Intellectual Property material to its Relevant Business.

4.1.19	Network Security, Data Protection and Personal Information Protection

(a)	Since its establishment, the Group Companies have complied with all Laws and regulations in relation to network security, data protection and personal information protection, and there is no act or circumstance in violation of Laws and regulations in relation to network security, data protection and personal information protection; and none of punishment or treatment by competent authorities, and there is no pending or potential investigation, inspection or other action against or dispute, dispute, litigation, arbitration, claims and/or other legal proceedings in connection therewith;

(b)	The Group Companies take adequate technical means and other necessary measures to protect data security in the collection, preservation, use, processing, sharing, transfer, public disclosure and cross-border transmission of Personal Information;

(c)	The Group Companies have not committed data leakage, infringement upon Personal Information or violation of Laws and regulations in relation to network security and data protection, including, without limitation, (i) collection and use of Personal Information without legally obtaining the Agreemnt from the persons whose information is collected, unless otherwise provided by laws; (ii) collection of Personal Information unrelated to the provision of the services; (iii) failure to strictly keep the Personal Information obtained in strict confidence in the course of providing the services or circumstances under which the Personal Information is divulged, destroyed, altered or unlawfully provided to others; (iv) collection or use of Personal Information or processing of the Personal Information in violation of Laws and regulations or agreements with the persons whose information is collected; (v) theft or other illegal means, including the Personal Information that may be illegal from a third party.

4.1.20	Labor and Employment:

Except as disclosed in Article 4.1.20 of the Disclosure Letter:

(a)	Since its establishment, the Group Companies have complied with all Laws and regulations regarding labor, employment and Social Security, and there is no act or circumstance in violation of such Laws and regulations; and they have not been subject to any penalty or treatment by competent authorities. there is no investigation, audit or other action against or dispute, dispute, litigation, arbitration, claims and/or other legal proceedings pending or threatened against any Group Company;

(b)	All amounts payable by the Group Companies with respect to Social Insurance of the Employees have been fully paid by or before their due dates;

(c)	There is no labor dispute, labor dispute or employee strike pending or threatened against any Group Company.

4.1.21	Litigation and Arbitration: (a) the Group Companies are not involved in any ongoing, pending, or alleged by any Person to be initiated, or to the knowledge of the Transferors and the Actual Controller, threatened, or to the knowledge of the Transferors and the Actual Controller, against any Group Company as a defendant; (b) neither the Transferors nor the Actual Controller is involved in any ongoing, pending, or to the knowledge of the Transferors and the Actual Controller, threatened, or to be initiated, or to the knowledge of the Transferors and the Actual Controller, against any ongoing, pending, or to the knowledge of the Transferors and the Actual Controller, threatened, or to be initiated or alleged by any Person to be initiated, before the Closing Date.

4.1.22	Anti-corruption and Anti-bribery:

(a)	Since its establishment, the Group Companies have complied with the PRC Laws and have not violated any compliance provisions. The Group Companies are managed in accordance with the highest international business ethical standards, and none of the officers, directors or employees of the Group Companies has been engaged in any violation of applicable Laws relating to corruption, bribery, fraud or any other criminal activity, and has complied with the legal requirements relating to corruption, bribery, ethical business practices, anti-money laundering, political contributions, gifts and gifts or legitimate expenses to or relating to government officials (collectively, the “Anti-Corruption Laws”) and has received any written notice alleging that (i) the Group Companies; (ii) any employee, officer, director or shareholder of the Group Companies; (iii) any other person acting on behalf of the Group Companies; and/or (iv) any other person associated with or acting on behalf of the Group Companies, violated, or may violate, any Anti-Corruption Law or is or may subject to any material Liability under thereunder;

(b)	The Group Companies and their officers, directors and employees have only engaged in legitimate business and ethical practices in their commercial activities or in their relationship with Government Authorities. Neither the Group Companies nor any of their officers, directors or employees has paid, offered, promised or authorized the payment, directly or indirectly, of any money or anything of value to any Government Official or employee or any political party, with the intent of influencing any act or decision of such official or of the government to obtain or retain business, or to direct business to any person (any such activity, a “Prohibited Payment”). Prohibited Payments do not include reasonable and genuine expenses, such as travel and lodging expenses directly related to the promotion, demonstration or explanation of products or services, or the execution or performance of contracts with Government Authorities or their agents; provided that such expenses are permitted by law and customer guidelines.

4.1.23	Legal and continuous operation:

(a)	The Group Companies are a company duly incorporated and validly existing in accordance with applicable Laws and have independent legal person status;

(b)	No judgment of any court of competent jurisdiction has declared the Group Companies bankrupt or insolvent or under a similar circumstance, and there are no pending Legal Proceedings against the Group Companies as bankrupt, insolvent or under a similar circumstance, and to the Knowledge of the Transferor and the Actual Controller, no Person will initiate such Legal Proceedings; there is no known or ought to have known administrative penalty or pending Legal Proceedings that result in any Group Companies being ordered to suspend production or close down, revoked of business license, terminated or suspended of operation;

(c)	The Group Companies have obtained all Business Permits required for the conduct of their business in accordance with relevant laws and regulations and industry policies. Such Business Permits remain valid and have been reasonably and effectively maintained and maintained, and there is no circumstance that causes or may result in invalidity, cancellation, revocation or non-extension of such Business Permits, nor any known or known material risk of loss;

(d)	Except as set forth in the corresponding section of the Disclosure Schedule, the Group Companies have at all times complied with all applicable laws and regulations of the People’s Republic of PRC (and, if applicable, their home countries or regions) (including, without limitation, any laws and regulations in relation to industry regulation, industry and commerce, finance, tax, Customs, foreign exchange, labor, social security, intellectual property, product quality, environmental protection, health, fire control, work safety, anti-corruption and anti-commercial bribery, cyber security, data protection and personal information protection) during their operation. The Group Companies have not engaged in or participated in any acts that result in revocation of business license of the Group Companies, suspension of business for rectification or other acts that have material effect on their operation under applicable laws and regulations;

(e)	Neither the Group Companies nor their actual controllers, legal representatives, directors, supervisors and senior officers has committed any criminal act relevant to their business or any infringement or any other circumstances under which they cannot continue to serve as the legal representative, director or senior officer.

4.1.24	No Misrepresentations and Omissions:

(a)	The transferor and the actual controllers have fully, truthfully, accurately and completely disclosed the Group Companies’ history, shareholders and their capital contribution, business qualifications, internal organization and governance, finance, taxation, assets, intellectual property, environmental protection, health, fire control, production safety, network security, data protection, personal information protection, labor, social insurance, creditor’s rights and debts, private financing, outbound investment, external guarantee, horizontal competition, related-party transactions, key customers, suppliers, dealers and business, any disputes and disputes and other matters that may affect the equity transfer transaction. Both the transferor and the actual controllers shall notify the transferee immediately in case of any circumstances that may cause material adverse changes before the completion date;

(b)	All documents, materials and information provided by the Company to Transferee before and after the Execution Date of this Agreement are true, accurate, complete and not misleading, and there is no material fact relating to the affairs of the Group Companies that has not been disclosed to Transferee, the disclosure of which may affect the decision of Transferee to conduct this Equity Transfer based on the reasonable estimate of Transferee.

4.1.25	No Material Adverse Change: From the date hereof to the First Share Closing Date, the Group Companies have continued normal operation in all respects consistent with its past operation, and no material adverse change has occurred in the equity structure, assets, intellectual property, business, operation, market, management, research and development, finance, liabilities, human resources, technology, profit prospects and other aspects, and no event, fact, condition, change or other circumstance has occurred that has or is reasonably expected to have material adverse effect on the equity structure, assets, intellectual property, business, operation, market, management, research and development, finance, liabilities, human resources, technology and profit prospects of the Group Companies; simultaneously, there is no dividend payments, distribution, conversion of capital reserves and other changes in ownership interest and/or other matters beyond the normal operation scope of the Group Companies.

4.2	Representations and Warranties of Transferee

Transferee represents and warrants to Transferor that the representations and warranties set forth in this Article 4.2 are true, accurate, complete and not misleading as of the Execution Date hereof and the Closing Date, unless otherwise expressly provided for in this Agreement. The signing of this agreement by the transferor depends on the truthfulness, accuracy and completeness of such representations and guarantees. Transferee represents and warrants to Transferor as follows:

4.2.1	Subject Qualification. Transferee is an enterprise duly organized and validly existing under the laws of the PRC. It has full capacity for civil rights and civil conduct to sign this Agreement and perform the transactions proposed under this agreement. There is no circumstance or legal process that may lead to its termination, suspension, dissolution, liquidation, merger, division or loss of legal person qualification or civil subject qualification No violation of the provisions of its organizational and constitutional documents, and has obtained all the necessary powers and authorizations in the jurisdiction of its establishment to own and operate its property and assets and to carry on its current business.

4.2.2	Full Authorization. Transferee has all requisite right, power and authority to enter into this Agreement and perform its obligations hereunder and complete the transactions to be conducted under this agreement. This agreement, when validly signed by all parties, shall constitute a valid and binding agreement for the transferee and shall be enforceable against such party in accordance with its terms.

4.2.3	Non Violation: the execution, delivery and performance of this agreement by the transferee and the completion of the transactions to be conducted under this Agreement do not constitute or result in: (a) violation of its organizational or constitutional documents; (b) violation of any oral or written agreement; or (c) violation of other obligations binding on it.

4.2.4	Consent and Approval: the transferee has obtained the consent or approval of all internal decision-making bodies, government departments or third parties required for the signing, delivery or performance of this agreement or the transactions to be conducted under this agreement.

4.2.5	All funds used by Transferee to purchase and acquire the Target Equity are lawful. Transferor is ensured that Transferor will not be frozen, confiscated or chased by any governmental authority and/or any third party after the receipt of payments.

5 Conditions Precedent to Payment of First Equity Transfer Price

5.1	Conditions Precedent to Payment of First Equity Transfer Price

The obligation of Transferee to pay the First Equity Transfer Price in accordance with this Agreement shall be subject to the satisfaction of the following conditions, unless waived by Transferee in writing:

5.1.1	Representations and Warranties: All the representations and warranties made by Transferor and the Actual Controller under Article 4.1 hereof are true, accurate, complete and not misleading when made, and will be true, accurate, complete and not misleading as of the First Closing Date.

5.1.2	Approvals, Agreement and Waiver: All the approvals, Agreement, exemptions, permissions, authorizations and waivers necessary for the completion of the Transaction have been obtained, including but not limited to all governmental licenses, if applicable, all third party approvals, Agreement, waivers and permits (if applicable), approvals of the internal decision making authorities of the Target Company and Transferor. Each existing shareholder of the Target Company Agreemnt shall waive its right of first refusal, right of co-sale and other similar rights with respect to the Transaction.

5.1.3	No Injunction: There is no laws and regulations restricting, prohibiting or canceling the Equity Transfer; there is no judgment, award, ruling, decision, order and injunction (made by any court, arbitral body or relevant governmental authorities) restricting, prohibiting or canceling the Equity Transfer; there is no pending dispute, controversy, litigation, arbitration, claims and/or other legal proceedings restricting, prohibiting or canceling the Target Company, the Actual Controller, Transferor and the Equity Transfer Transaction.

5.1.4	No Violation: Neither the execution nor the performance of this Agreement will cause the Target Company, Transferor and the Actual Controller to violate any law or regulation, nor will it cause the Target Company, Transferor and the Actual Controller to violate any of their obligations under any contracts executed before the Equity Transfer.

5.1.5	No Breach: Transferor and the Actual Controller have performed the covenants that are to be performed on or before the Closing Date under this Agreement, there is no violation of any of their representations, warranties, covenants and agreements under this Agreement, nor is there any event, circumstance, fact and circumstance that may result in any violation of any of their representations, warranties, covenants and agreements under this Agreement.

5.1.6	Employees: the insurance brokerage practitioner originally registered with Fucheng Insurance and listed in Exhibit II hereto has been deregistered or properly handled by the way of negotiation between the transferor and the transferee, and the employees who entered into labor contracts with the Group Companies shall have terminated the labor contracts with the Group Companies or properly handled by the way of negotiation between the transferor and the transferee.

5.1.7	Disclosure Schedule: the Disclosure Schedule, in the form and substance agreed upon by the Parties as set forth in Appendix I hereto, has been properly executed and delivered to the Transferee.

5.1.8	Articles of Association: the Articles of Association, in the form and substance agreed upon by the Parties as set forth in Appendix II hereto, has been duly executed and delivered to the Transferee.

5.1.9	No Material Adverse Change: Since the Execution Date hereof, the Target Companies have continued normal operation in all aspects consistent with the past operation, and no material adverse change has occurred in the equity structure, assets, intellectual property, business, operation, market, management, research and development, finance, liabilities, human resources, technology, profit prospect and other aspects; there is no event, fact, condition, change or other circumstance that has material adverse effect on the equity structure, assets, intellectual property, business, operation, market, management, research and development, finance, liabilities, human resources, technology and profit prospect of the Target Companies; simultaneously, there is no dividend payments, distribution, conversion of capital reserves and other changes in ownership interest and/or other matters beyond the normal operation scope of the Target Companies.

5.1.10	Confirmation of Satisfaction of Payment Conditions for the First Equity Transfer Price: the Confirmation of Satisfaction of Payment Conditions for the First Equity Transfer Price in the form and substance agreed by the Both Parties has been duly executed and delivered to the Transferee.

5.1.11	Payment instructions for the First Equity Transfer Price: The Transferor have executed and delivered to the Transferee the payment instructions for the First Equity Transfer Price.

5.2	Criteria for Satisfaction of Payment Conditions for the First Equity Transfer Price

The Sellers have executed the Confirmation of Satisfaction of Payment Conditions for the First Equity Transfer Price and delivered it to the Transferee. After the confirmation by the Transferee, the payment conditions for the First Equity Transfer Price shall be deemed to have been satisfied.

5.3	Satisfaction Time Limit of Payment Conditions for the First Equity Transfer Price

The Transferor, the Transferee, the Target Company and the Actual Controller shall use their best efforts to procure the satisfaction of all the payment conditions for the First Equity Transfer Price within [fifteen (15)] days after the date hereof.

5.4	Waiver of Payment Conditions for the First Equity Transfer Price

If the Transferee waives certain payment conditions for the First Equity Transfer Price in writing, the payment conditions for the First Equity Transfer Price waived will automatically turn into the obligations of the relevant parties after the First Equity Transfer Date unless otherwise specified by the Transferee in writing, and the relevant parties shall perform such obligations as soon as possible after the First Closing Date and before the other time limit notified by the Transferee.

5.5	Termination of the Transferors’ Payment Obligation to First Equity Transfer Price

If the payment conditions for the First Equity Transfer Price set forth in Article 5.1 hereof are not satisfied within [fifteen (15)] days after the date hereof due to reasons attributable to the Transferor, then:

(a)	Transferee shall be entitled to unilaterally terminate this Equity Transfer by sending a written notice to Transferor and/or the Target Company; and this Agreement shall be terminated from the date on which the Transferee gives the written release notice;

(b)	Transferee is entitled to withhold payment of any Equity Transfer Price to the Transferors and no liability on the part of the Transferee;

(c)	The Transferor shall refund the Initial Payment in full within [five (5)] days.

5.6	Termination of this Contract by Transferee if the payment conditions of the First Equity Transfer Price are not satisfied and no payment after the Satisfaction of the First Equity Transfer Price

If the payment conditions of the First Equity Transfer Price set forth in Article 5.1 hereof are not satisfied within [fifteen (15)] days after the execution date hereof due to reasons attributable to the Transferee and remain unsatisfied within [five] days after the Transferor give written notice, or the Transferee fails to sign for confirmation within [five] days after the receipt of the Confirmation of Fulfillment of Payment Conditions of the First Equity Transfer Price signed by the Transferor (except for the circumstance that the Transferee fails to sign for the reason that the Transferor fail to satisfy the payment conditions), or the Transferee fails to fully pay the First Equity Transfer Price within the payment time limit stipulated by Article 3.2 hereof after the satisfaction of the payment conditions of the First Equity Transfer Price, then:

(a)	Transferor and/or the Target Company shall be entitled to unilaterally terminate this Equity Transfer by sending a written notice to Transferee; and this Agreement shall be terminated from the date on which the Transferor gives the written release notice;

(b)	Transferor shall not refund the acquisition payment and not be liable therefor.

6 Payment Conditions of the Second Equity Transfer Price

6.1	Payment Conditions of the Second Equity Transfer Price

6.1.1	No Injunction: there is no laws and regulations restricting, prohibiting or canceling the Equity Transfer Transaction; there is no judgment, award, ruling, decision, order and injunction (made by any court, arbitral body or relevant governmental authorities) restricting, prohibiting or canceling the Equity Transfer Transaction; and there is no pending dispute, controversy, litigation, arbitration, claim and/or other legal proceedings which has or will have adverse effect on the Target Company, the Actual Controller, Seller and the Equity Transfer Transaction.

6.1.2	No Breach: The Actual Controller and the Transferors have performed their covenants that are to be performed on or before the Second Closing Date under this Agreement, there is no violation of any of their representations, representations, warranties, undertakings and agreements hereunder, nor is there any event, circumstance, fact and circumstance that may cause the Actual Controller and the Transferors to violate their representations, warranties, undertakings and agreements hereunder.

6.1.3	Payment of the First Equity Transfer Price: The Transferee has paid the First Equity Transfer Price to the Transferor.

6.1.4	AIC Change Registration and Filing: The AIC Change Registration (as defined below) procedures for this Equity Transfer (including but not limited to that Purchaser has been registered as the new shareholder of the Target Company and holds 100% equity interest in the Target Company, registration of the legal representative appointed by Purchaser, filing of the directors, general manager/manager and supervisors appointed by Purchaser and filing of the amended articles of association) shall have been completed, and Transferor and the Actual Controller shall have delivered to Transferee documents sufficient to evidence the completion of the foregoing AIC Change Registration, and such registration/filing documents shall be consistent with the documents submitted to Transferee for review and/or execution before such registration/filing.

6.1.5	Legal Representative: The legal representative of the Target Company has been changed to the candidate designated by the Transferee.

6.1.6	Board/Executive Director: Any member of the board of directors or the executive director of the Target Company shall have been changed to the candidate designated by the Transferee.

6.1.7	General Manager / Manager: the general manager or manager of the Target Company has been changed to the person designated by the transferee.

6.1.8	Supervisor: The supervisors of the Target Company have been changed to the candidate designated by the Transferee.

6.1.9	Confirmation of Satisfaction of Payment Conditions of the Second Equity Transfer Price: the Confirmation of Satisfaction of Payment Conditions of the Second Equity Transfer Price in the form and substance as set forth in Appendix IV hereto shall have been duly executed and delivered to the Transferee.

6.1.10	Payment Instructions for the Second Equity Transfer Price: The Transferor shall have executed and delivered to the Transferee the payment instructions for the Second Equity Transfer Price.

6.2	Standards for Meeting the Payment Conditions of the Second Equity Transfer Price

The Transferor shall have executed the Confirmation of Satisfaction of Payment Conditions of the Second Equity Transfer Price and delivered it to the Transferee. After Transferee signs it for confirmation and the change registration and filing with relevant authorities are completed, the payment conditions of the Second Equity Transfer Price shall be deemed to have been satisfied.

6.3	Waiver of Payment Conditions of the Second Equity Transfer Price

If the Transferee waives in writing certain payment conditions of the Second Equity Transfer Price, unless otherwise specified by the Transferee in writing, the payment conditions of the Second Equity Transfer Price to be waived will automatically turn into the obligations of the relevant Parties after the Closing Date and prior to the time limit otherwise notified by the Transferee.

6.4	Failure of Payment Obligation of the Buyer for the Second Equity Transfer

If the payment conditions of the Second Equity Transfer Price set forth in Article 6.1 hereof have been satisfied, the Transferee fails to fully pay the Second Equity Transfer Price within the payment time limit stipulated by Article 3.3 hereof, while the Transferee continues to perform relevant obligations hereof, the Transferee shall pay the Transferor liquidated damages equal to [0.5 ‰] of the Second Equity Transfer Price for each day of delay.

7 Formalities

7.1	AIC Change Registration and Filing

7.1.1	Within [15] business days after the first delivery date, the Target Company shall (and the transferor and the actual controller shall cause the Target Company to) submit an application to the competent market regulatory authorities for registration and filing of the current equity transfer (hereinafter referred to as the “AIC Change Registration”). The scope of AIC change registration formalities includes the registration of change of shareholders, the registration of change of legal representative, the registration of change of directors, the registration of change of managers, the registration of change of supervisors and other changes that the market regulatory authorities deem necessary.

7.1.2	Within [15] business days after the first delivery date, the Target Company shall (and the transferor and the actual controller shall cause the Target Company to) complete all AIC change registration formalities relating to the current equity transfer.

7.1.3	If the Transferor and/or the actual controller hinders, delays or fails to reasonably procure the completion of the AIC change registration formalities in connection with the Transfer within [15] business days from the First Closing Date, the Transferor and the Actual Controller shall jointly and severally pay the Transferee liquidated damages equal to [0.5 ‰] of the total equity transfer amount for each day of delay; if the Transferee hinders, delays or fails to reasonably procure the completion of the AIC change registration formalities in connection with the Transfer within [15] business days from the First Closing Date, the Transferor and the Actual Controller shall pay liquidated damages at the same rate.

7.2	Senior Management

Within 15 business days from the Third Closing Date, the transferor and its actual controller shall assist the transferee to change the senior management personnel (including but not limited to the person in charge of Finance) of the Target Company to the personnel designated by the transferee.

7.3	Transfer of Business

7.3.1	Within [15] business days after the Third Closing Date, the Transferor and the Actual Controller shall terminate, transfer all contracts listed in Exhibit I (List of Contracts Being Performed) hereto to other companies or otherwise dispose of such contracts through mutual agreement.

7.3.2	If the Transferor and/or the Actual Controller hinders, delays or fails to reasonably procure the termination, transfer or disposal of all the contracts listed in Exhibit I (List of Contracts Being Performed) within [15] business days from the Third Closing Date, the Transferor and the Actual Controller shall jointly and severally pay the Transferee liquidated damages equal to [0.5 ‰] of the total equity transfer amount for each day of delay.

7.4	Transfer of Materials, Articles and Systems

7.4.1	on the Third Closing Date or the time otherwise determined by both parties through negotiation, the Transferor and the Actual Controller shall deliver and deliver all documents, materials, articles and systems listed in Exhibit IV (List of Materials, Articles and Systems Handed Over) hereto to the Transferee.

7.4.2	If the Transferor and/or the Actual Controller hinders, delays or fails to reasonably procure the delivery and payment of all documents, materials, articles and systems listed in Exhibit IV (List of Materials, Articles and Systems Delivered) to the Transferee on the Third Closing Date or the time otherwise determined by both parties through negotiation, the Transferor and the Actual Controller shall pay the Transferee liquidated damages equal to [0.5 ‰] of the Equity Transfer Price for each day of delay.

7.5	Personnel

The Transferor and the Actual Controller shall deregister all insurance brokerage practitioners registered in the name of Fucheng Insurance as listed in Exhibit II (List of Employees) hereto or properly handle it in a way agreed by the transferor and the transferee, and the employees who entered into labor contracts with the Group Companies shall terminate such labor contracts with the Group Companies or properly handle it in a way agreed by the transferor and the transferee. The disposal of such employees shall be the conditions precedent to the payment by the Transferee of the First Equity Transfer Price.

7.6	Commencement of Rights

From the Third Closing Date, the Transferee shall become the shareholder of the Group Companies and enjoy all shareholders’ rights in accordance with this Agreement and the Articles of Association. Agreement that the undistributed profits, capital reserves, surplus reserves and various after-tax funds (if any) of the Group Companies before the date on which the Group Companies obtain the New Business License will be owned by the Transferee.

7.7	Obligation of Cooperation

The Parties shall assist the completion of administrative examination and approval procedures (if any), change of registration with the AIC and other necessary legal formalities in connection with this Equity Transfer. The Parties undertake that if required by a competent market supervision authority, they shall complete relevant industrial and commercial amendment registration procedures in person or by dispatching personnel to the windows of the competent market supervision authority.

8	Transition Period

8.1	Normal Operation

The Transferors and the Actual Controller hereby jointly and severally undertake to the Transferee that, from the date of this Agreement to the Third Closing Date (the “Transition Period”), the Group Companies shall (and the Transferors and the Actual Controller shall cause the Group Companies to):

(1)	Use their best efforts to keep intact in all material respects its business, assets and/or intellectual property;
(2)	Carry on their business to the extent still performed under the Contracts and conduct its business consistent with past practice and consistent with prudent business practices and in compliance with applicable Laws;
(3)	To the fullest extent within its control, no Material Adverse Change shall occur;
(4)	Provide the Transferee with the sales and operation data and other information of the Group Companies upon request by the Transferee; and
(5)	Prior to the Third Closing Date, the Sellers and/or the Actual Controller shall immediately notify the Transferee of the occurrence of any circumstance which may constitute material breach of Article 4.1 (Representations and Warranties of Transferors and/or the Actual Controller) of this Agreement.

8.2	Prohibited Acts

During the Transition Period, without the prior written Agreement from the Transferee, the Group Companies shall not, and the Transferors and the Actual Controller shall not cause or allow the Group Companies to, take the following acts (for the avoidance of doubt, except for acts necessary for the performance of the obligations under Article 5 and Article 6 (Payment and Closing Conditions) and Article 7 (Completion of Formalities) hereof):

(1)	Increase, decrease, repurchase or cancellation of the registered capital of the Company;
(2)	Issuance, grant, purchase or repurchase of any bond, option, warrant, convertible security or other form of securities, and/or grant or Agree to grant any right to acquire or subscribe for any equity interest in the Group Companies;
(3)	Merger, division, restructuring, suspension, winding-up, dissolution, liquidation, trust of management right, change in control (including, without limitation, any single or a series of transactions resulting in the change of the Actual Controller and/or actual control of the Group Companies) and/or change in corporate form of the Group Companies;
(4)	Change, suspension or termination of the main business of the Group Companies, or engagement in any new business different from the existing business;
(5)	Amendment or restatement of the articles of association or other organizational and key documents of the Company; and/or amendment of the internal governance rules, rules, regulations and other documents of the Company detrimental to this Equity Transfer and detrimental to the interests of the Transferee as shareholders of the Company in future or detrimental to the interests of the Group Companies;
(6)	Distribution of profits, dividends or other distributions to the shareholders, or resolution on the distribution of profits, dividends or other distributions;
(7)	Appointment or dismissal of senior officers of the Group Company and determination of their remuneration and other benefits;
(8)	Approval or amendment of employee stock incentive plans or other equity-related compensation plans; determination of the grant of any equity or option under the employee stock incentive plans;
(9)	Disposal or dilution of the Group Companies’ equity or interest in other entities, if any;
(10)	Disposal of any assets, intellectual properties and/or business of the Group Companies; and/or creation of any Encumbrance over any assets, intellectual properties and/or equity interest in the Group Companies;
(11)	Borrowing by the Group Companies (as borrower) from any Person; and/or the making by the Group Companies (as lender) of borrowings or advance to any Person (other than advance or similar payment in the ordinary course of business of the Company);
(12)	Providing guarantee or financing to any Person other than the Group Companies;

(13)	Making any external investment (including but not limited to investment in the establishment of wholly-owned subsidiaries/enterprises, controlled subsidiaries/enterprises, joint-owned companies/enterprises, branches/offices and other branches, joint venture companies/enterprises with other parties/joint venture companies/enterprises, acquisition of equity interest in other enterprises, or investment in/acquisition/merger of other enterprises, etc.);
(14)	Any expenditure that reaches or exceeds RMB [100,000] individually or in the aggregate;
(15)	Any external contribution, waiver of debt and/or waiver of rights;
(16)	Any related party transactions (excluding those between Transferee and/or its affiliated entities and the Group Companies conducted in the ordinary course of business);
(17)	Initiation, cancellation or settlement of any dispute, controversy, litigation, arbitration, claim and/or other legal proceedings;
(18)	Other activities beyond the ordinary operation of the Group Company, or other matters that may have material effect on the production, operation, performance, assets, etc., of the Group Company;
(19)	Doing other matters having adverse effect on the interests of Transferee.

8.3	Exclusivity

During the Transition Period, the Transferor, the Actual Controller, the Group Companies, Transferee and their respective Affiliates (including but not limited to its shareholders, directors, senior officers, managers or employees), agents, advisors or other representatives: (a) shall not engage in discussions and negotiations, directly or indirectly, with any other Person with respect to, or purchase all or material assets of, or any financing, acquisition, or merger of the Group Companies or other similar transactions involving the Group Companies; (b) shall not provide any other person or person with any due diligence material in respect of the Group Companies; (c) shall not enter into any arrangement or agreement with any other Person with respect to, or purchase all or material assets of, or any financing, acquisition, or merger of the Group Companies or other similar transactions involving the Group Companies. During the Transition Period, the Transferor, the Actual Controller and the Group Companies shall use their best efforts to facilitate and support the due diligence conducted by the Transferee.

9 Other Agreements

9.1	Non-Competition Obligations

The Actual Controller hereby Agrees and undertakes that, during the period of employment of the Group Companies during the Transition Period, without the prior written Agreement from Transferee, he and his Affiliates (including any entity directly or indirectly controlled by its Affiliates) will not, and shall not, directly or indirectly, in any manner (including but not limited to by using the names of relatives and others):

(1)	Enter into any agreement, make any similar commitment or adopt any other similar arrangements that may restrict or prejudice the Group Companies’ conduct of its current business;

(2)	Use the resources, platforms, data, information, intellectual property, logos or other similar marks owned by the Group Companies for the benefit of any Person other than the Group Companies.

9.2	BUSINESS COOPERATION

9.2.1	Subject to Article 9.1 of this Agreement, the Parties Agree to conduct business cooperation after the completion of the Equity Transfer. Method of business cooperation may be determined by the Parties through consultation. However, such business cooperation shall not have any adverse effect on the Group Companies, including but not limited to its insurance brokerage licensing qualification. If such business cooperation causes any Losses to be suffered by the Group Companies and/or the Transferee, the Transferor and the Actual Controller shall fully and jointly indemnify the Group Companies and/or the Transferee for all Losses.

9.2.2	Yibao Network Technology (Beijing) Co., Ltd. (“Yibao Network”) is a third party network platform registered by Fucheng. After the completion of the Equity Transfer, the Parties shall consult in good faith on whether Fucheng will continue to use the platform of Yibao Network to operate the Internet insurance project in the future. However, regardless of whether the Group Companies choose to continue the cooperation with Yibao Networks in the future, Yibao Networks shall not have any adverse effect on the Group Companies, including but not limited to its qualification to operate Internet insurance brokerage business or not. If the Group Companies and/or the Transferee suffer any Losses due to reason of Yibao Network, the Transferor and the Actual Controller shall fully indemnify the Group Companies and/or the Transferee for all Losses.

9.3	Waiver

As part of the consideration for the sale of the equity interests of the Group Companies pursuant to this Agreement and except for various rights that may arise under this Agreement and the Ancillary Agreements in connection with the transactions contemplated by this Agreement, the Transferor and the Actual Controller hereby unconditionally and irrevocably waive and forever discharge, as of the First Closing Date, the Group Companies and their Representatives from any and all rights, claims, demands for payment, judgments, obligations, Liabilities and damages in respect of the Group Companies, whether accrued or unaccrued, asserted or unasserted, known or unknown, ever existing or hereafter may exist arising out of any infringement, breach of contract, violation of law or other act or omission which has occurred on or prior to the First Closing Date or in respect of any other Indebtedness of the Group Companies. It is the express intent of the Transferor that the foregoing release shall be effective whether or not the basis of any claim or right hereby waived is known or anticipated to the Transferor.

10 Default and Indemnification

10.1	Liability for Breach

If any Party hereto (the “Breaching Party”) breaches this Agreement (including its representations and warranties in such documents (including the Disclosure Schedule in Appendix I hereto and other relevant appendices hereto) are untrue, inaccurate and/or incomplete, and/or fails to perform, fully perform and/or fails to perform any of its covenants and/or obligations under such documents), which causes the non-breaching Parties or other relevant parties (the “Damaged Party”) to suffer any Losses, the Breaching Party shall indemnify the Damaged Party for such Losses and take measures to hold the Damaged Party harmless from any further damages. The Breaching Party shall pay in full all losses incurred or suffered by the Damaged Party due to the breach of contract within [10] Business Days after the receipt of the written notice from the Damaged Party.

10.2	Certain Indemnification

10.2.1	Except for the debts listed in Article 4.1.14 of the Disclosure Schedule in Appendix I hereto, Transferor and the Actual Controller shall fully and jointly assume any liabilities (including contingent liabilities, rent unpaid by the Target Company) of any nature incurred prior to the date on which the AIC Change Registration is completed and the Target Company obtains the new business license reflecting this Equity Transfer (and/or assumed by the Group Companies after the date on which the new business license is obtained due to events or problems that occur prior to the date on which the new business license is obtained), and Transferor and the Actual Controller shall fully repay such liabilities within the time period set forth in the written notice from Transferee and in the manner set forth in the written notice of Transferee. For each day of delay, Transferor and the Actual Controller shall jointly and severally pay Transferee liquidated damages equal to [0.5 ‰] of such outstanding liabilities. If such losses are caused to Transferee, the Transferor and the Actual Controller shall fully and jointly indemnify all losses suffered by the Transferee.

10.2.2	Except as stated in the corresponding terms of the disclosure letter in Annex I to this Agreement, the Transferor and the Actual Controller shall bear the full amount of any administrative liabilities, civil liabilities (including tort liabilities, liabilities for breach of contract and product liabilities) and/or defaulted taxes and dues (including but not limited to the defaulted social insurance and housing provident fund, defaulted enterprise income tax and individual income tax as well as various penalties and overdue fines) incurred prior to the completion of the AIC change registration and the date on which the target company obtains the new business license reflecting this equity transfer (and/or after the date on which the new business license is obtained due to events or problems that occurred prior to the date on which the new business license is obtained). For each day of delay, the Transferor and the Actual Controller shall jointly and severally pay off such liability in full within the time limit set forth in the written notice from the Transferee and in the manner set forth in the written notice from the Transferee, and the Actual Controller shall jointly and severally pay the Transferee [0.5 ‰] of such assumed liability as liquidated damages. If such violation causes losses to the Transferee, the Transferor and the Actual Controller shall fully and jointly indemnify all losses suffered by the Transferee. For the sake of clarity, the transferor and the actual controller shall be jointly and severally liable for any liability arising from the ongoing or unsettled contracts listed in article 4.1.16 (1) of the disclosure letter in Annex I to this agreement. If losses are caused to the transferee, the transferor and the actual controller shall jointly and severally compensate for all losses suffered by the transferee.

10.2.3	If the Group Companies are instituted with respect to any pending litigation, arbitration and/or other judicial proceedings prior to the date on which the AIC Change Registration is completed and the Target Company obtains the new business license reflecting this Equity Transfer or events or issues that have occurred prior to the date on which the Target Company obtains the new business license reflecting this Equity Transfer, and for any Losses suffered by the Group Companies as a result of which the Group Companies suffer, the Transferors and the Actual Controller shall fully and jointly indemnify the Group Companies for all Losses within the time period set forth in the written notice of Purchaser and in the manner set forth in the written notice of Transferee. For each day of delay, the Transferors and the Actual Controller shall jointly and severally pay Transferee liquidated damages equal to [0.5 ‰]. If such violation causes losses to the Transferee, the Transferor and the Actual Controller shall fully and jointly indemnify the Transferee for all losses suffered by the Transferee.

10.2.4	After the date on which the AIC change Registration is completed and the New Business License reflecting this Equity Transfer is obtained by the Target Company, Seller shall assume all liabilities and obligations arising from its use of two cars, i.e., Jing NAW619 and Jing NA0988. If the Transferors’ use of these two cars, causes losses to the Transferee, the Transferor and the Actual Controller shall fully and jointly indemnify the Transferee for all losses suffered by the Transferee.

11 Rescission and Termination

11.1	Rescission and Termination

11.1.1	Unless otherwise provided for in this Agreement, the Parties may rescind this Agreement upon mutual consultation and execution of a written agreement.

11.1.2	If any of the Transferor or the Transferee materially breaches this Agreement and fails to rectify the breach within [30] days from the date of the notice of rectification, the non-breaching Party may unilaterally rescind this Agreement by giving a written notice. This Agreement shall be automatically rescinded from the date on which the non-breaching Party issues the written termination notice. After the rescission and termination of this Agreement, the breaching Party shall return the equity transfer payment or other properties received to the non-breaching Party within [10] days from the rescission and termination date of this Agreement, pay liquidated damages in accordance with provisions (if any) and indemnify the non-breaching Party for all losses (if any).

11.2	Consequence of Rescission

11.2.1	If this Agreement is rescinded, the Parties shall dispose of the intent payment made by the Transferee in accordance with this Agreement and Article 5 (Liabilities for Breach of Contract) of the Intent Equity Transfer Agreement entered into by the Parties on December 23, 2020 (in the event of any conflict, this Agreement shall prevail over the Intent Agreement).

11.2.2	The rescission and termination of this Agreement are without prejudice to any claims a Party may have for damages that such Party might have upon the other Party’s breach of this Agreement in the absence of such rescission and termination.

11.2.3	The provisions of Article 10 (Breach and Indemnification), Article 11 (Rescission and Termination), Article 12 (Governing Law and Dispute Resolution) and Article 13 (Miscellaneous) hereof shall survive the rescission and termination of this Agreement.

12 Governing Law and Dispute Resolution

12.1	Governing Law

The formation, validity, interpretation, performance of this Agreement and the resolution of disputes shall be governed by and construed in all respects in accordance with the laws of the People’s Republic of China.

12.2	Dispute Resolution

Any dispute arising from and/or in connection with this Agreement shall be submitted to [Beijing Arbitration Commission] for arbitration, and shall be conducted in [Beijing] in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award shall be final and binding upon both parties. The costs of arbitration (including but not limited to fees and disbursements of attorneys and consultants) shall be borne by the losing Party, unless otherwise awarded by the arbitration tribunal.

13 Miscellaneous Provisions

13.1	Effectiveness

This Agreement shall become effective on the date first written above after due execution by the Parties.

13.2	Amendment

Any term of this Agreement may be amended, only upon agreed in writing by the Parties. Any amendment which becomes effective in accordance with Section 13.2 of this Agreement shall be binding upon the Parties hereto and their respective permitted assigns.

13.3	Waiver

No delay or omission by any Party in exercising any right, power and/or remedies accruing to it upon any breach of or default under this Agreement by any other Party shall impair such right, power and/or remedy of such Party, nor shall it be construed to be a waiver of or an acquiescence in such breach or default, or to any subsequent similar breach or default, or be deemed to be a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, agreemnt, approval, and/or any waiver of any of the terms or conditions of this Agreement of any nature or character shall be in writing and shall be effective only to the extent specified in such writing. Any remedy, either under this Agreement or by law and/or otherwise afforded to any Party, shall be cumulative and not more than the alternative.

13.4	Assignment

This Agreement shall be binding upon and shall benefit the heirs, successors, assigns, executors, and administrators of the Parties hereto;Neither Party may assign any of its rights and obligations under this Agreement to any third Party without the prior written consent of the other Party.

13.5	Severability

If any provision of this Agreement is invalid or unenforceable, such provision shall be construed, to the extent feasible, so as to render it enforceable in substantially the same terms as originally contemplated in order to consummate the transactions contemplated hereby. If no feasible interpretation should be effective to preserve such provision, it shall be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect unless the severed provision is essential to the intended rights and benefits of the Parties. In such event, the Parties shall use their best efforts to negotiate in good faith a valid and enforceable substitute term or agreement so as to effect, to the greatest extent possible, the intent of the Parties in entering into this Agreement.

13.6	Costs

Each Party shall bear its own taxes arising from the conclusion and performance of this Agreement in accordance with the PRC laws.

13.7	Confidentiality

13.7.1	From the date of this Agreement, unless otherwise Agreed by mutual agreement of the Parties, each Party shall, and shall cause each Person controlled by such Party to, keep confidential the terms, conditions and existence of this Agreement and any related documents, the identity of each Party, and any other information of a non-public nature which is received from or prepared by such Party in connection with such documents (collectively, the “Confidential Information”). However, any Party may disclose or permit the disclosure of Confidential Information (a) in accordance with the requirements of domestic and foreign laws and regulations or rules of stock exchanges; (b) in accordance with the requirements of domestic and foreign legislative, judicial, administrative authorities, industry regulatory authorities, industry self-regulatory authorities or other competent authorities; (c) if the receiving Party or its Affiliates are required to disclose relevant information by relevant domestic or foreign governmental regulatory authorities or exchanges for capital operation of the receiving Party or its Affiliates, receiving Party or its Affiliates may make disclosure to relevant domestic or foreign governmental regulatory authorities or exchanges in accordance with such requirements; (d) if the disclosure is made to its shareholders, investors, directors, senior management personnel and professional advisors on a need-to-know basis to perform the obligations relating to this Agreement, so long as any such Person receiving the Confidential Information shall undertake to comply with the confidentiality obligations hereunder.

13.7.2	For the avoidance of doubt, Confidential Information shall not include any information which (a) was in the receiving Party’s possession prior to disclosure by the disclosing Party, (b) becomes, or later than as a result of a disclosure in breach of Section 13.7 hereof by the receiving Party; or (c) becomes available to the receiving Party from a third party who was not known by the receiving Party to be in breach of any legal or contractual obligation not to disclose such information to it.

13.8	Notices and Delivery

13.8.1	All notices, demands and other communications required under this Agreement shall be in writing and sent to the person to be notified at the mailing address or mailing number set forth in Exhibit 5 hereto. If the aforementioned mailing address or mailing number of either Party changes, such Party shall promptly notify the other Party of such change upon the occurrence of such change.

13.8.2	Each notice, demand or other communication to be given or delivered pursuant to Section 13.8.1 of this Agreement shall be deemed so given or delivered (a) if sent by courier service or personal delivery, when such notice, demand or communication is delivered to the appropriate address as above provided; (b) if sent by facsimile, when such notice, demand or communication is transmitted to the appropriate facsimile number as above provided and the relevant report for the successful transmission is given; or (c) if sent by email, when such notice, demand or communication enters the appropriate e-mail system as above provided.

13.9	No Agency

Nothing in this Agreement shall be construed so as to constitute either Party the agent or partner of the other Party. A Party may absolutely not create (or hold itself out to third Person as being able to create) any binding obligation on behalf of the other Party without the prior written Agreeme of the other Party.

13.10	Entire Agreement

This Agreement constitutes the entire understanding and agreement, and supersedes all prior understandings and agreements, both written and oral, among the Parties with respect to the subject matter hereunder (including, without limitation, all prior discussions, notes, memorandums, negotiations, understandings and all the other documents made among the Parties hereto with respect to the subject matter hereunder).

13.11	Priority

If a separate agreement is required to be entered into with respect to the Equity Transfer as required by the governmental authorities for the purpose of carrying out certain specific acts (including, but not limited to, AIC registration requirement), this Agreement shall prevail and such separate agreement may only be used upon request by the governmental authorities but not to establish and prove the rights and obligations of the relevant Parties in respect of the matters set forth in such separate agreement.

13.12	Headings

The headings in this Agreement are inserted for the convenience of reference only and shall have no legal effect.

13.13	Exhibits and Annexes

The Schedules and Annexes are an integral part of this Agreement.

13.14	Originals and Copies

There are [] original copies of this Agreement. Each Party shall hold [1] original copies, [1] of which shall be used for AIC change registration purpose. All original copies shall have the same legal effect.

(The remainder of this page is intentionally left blank, the signature page to follow)

(Signature page to the Equity Transfer Agreement regarding Beijing Yibao Technology Co., Ltd.)

Transferors:

ZHU Weidong

BY:

Beijing Yibao Management Consulting Co., Ltd. (Seal)

Legal Representative (Signature)

(Signature page to the Equity Transfer Agreement regarding Beijing Yibao Technology Co., Ltd.)

Transferee:

Beijing Fucheng Lianbao Technology Co., Ltd. (Seal)

Legal Representative (Signature)

(Signature page to the Equity Transfer Agreement regarding Beijing Yibao Technology Co., Ltd.)

Target Company:

Beijing Yibao Technology Co., Ltd. (Seal)

Legal Representative (Signature):

(Signature page to the Equity Transfer Agreement regarding Beijing Yibao Technology Co., Ltd.)

Wholly-owned Subsidiary of Target Company:

Beijing Fucheng Insurance Brokerage Co., Ltd. (Seal)

Legal Representative (Signature):

Appendix 1 List of Contracts Being Performed

Appendix 2 List of Employees

Appendix 3 Beijing Passenger Car Indicator List

Appendix 4 List of Materials, Articles and System Handed Over

The Transferors shall deliver to the representative designated by the Transferee the originals and electronic files (if any) of all documents and materials up to the establishment date of the Group Companies and the existing items at the agreed time and place, and the representative designated by the Buyer shall sign for receipt in writing, including without limitation:

1.	Files, including originals and counterparts of all of the Group Company’s licenses, certificates, permits, approval documents, filing documents and any other qualification and permit documents, a full set of Governmental Authority registration/filing documents, and certificates, notices, requirements, permits, certifications and other documents issued by Governmental Authorities to the Group Companies);

2.	All past and present resolutions of the shareholders’ (general meetings), resolutions of the board of directors or executive director, relevant meeting minutes, and all other internal resolution documents of the Group Company;

3.	All types of corporate seals, seals and signatures (including corporate seal, contract seal, financial seal and various business seal and name seal of legal representative) of the Group Company;

4.	All bank accounts and relevant information, passwords and keys, IC cards and loan cards (if any) of the Group Company;

5.	All original financial data of the Group Company (including, without limitation, paper and electronic financial statements, financial reports, audit reports, accounting books, accounting vouchers (including bookkeeping vouchers and original vouchers), etc.);

6.	All contracts, agreements, orders or other relevant documents which have been performed and are being performed by the Group Company;

7.	All Intellectual Property certificates, application documents and technical materials of the Group Companies (including, without limitation, all software, programs, systems, unpatented technology and all source code relating thereto, group code, firmware, development tools, files, records and data, including all storage media of any of the foregoing);

8.	Business and financial information management systems of the Group Company;

9.	Business file management system of the Group Company;

10.	All movable and real property title certificates and documents, if any, owned by the Group Company;

11.	All materials relating to the construction-in-progress owned by the Group Company, if any;

12.	Other operating materials (including, without limitation, personnel materials and other materials) of the Group Company.

Appendix 5 Notice and Delivery Address

Global Note: The Parties shall provide supplementary notices and service addresses.]

If to ZHU Weidong:	ZHU Weidong Address: Postal Code: Attention: Telephone: Facsimile: E-mail:
To YIB Management:	Beijing Yibao Management Consulting Co., Ltd. Address: Postal Code: Telephone: Attention: Facsimile: E-mail:
If to the Transferee:	Beijing Fucheng Lianbao Technology Co., Ltd. Address: Postal Code: Telephone: Attention: Facsimile: E-mail:
Target Company:	Beijing Yibao Technology Co., Ltd. Address: Postal Code: Attention: Telephone: Facsimile: E-mail:
Fortune Insurance:	Beijing Fucheng Insurance Brokerage Co., Ltd. Address: Postal Code: Attention: Telephone: Facsimile: E-mail:

Annex 1 Disclosure Schedule

Annex 2 Articles of Association

Annex 3 Confirmation of Fulfillment of Payment Conditions of First Equity Transfer Price

Annex 4 Confirmation of Fulfillment of Payment Conditions for the Second Equity Transfer Price

Annex 5 Confirmation of Receipt of the First Equity Transfer Price

Annex 6 Confirmation of Receipt of the Second Equity Transfer Price

Universal Note: Universal will provide a copy of Confirmation of Receipt of the Second Equity Transfer Price.